Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com
United Announces 2020 Financial Results:
2021 Will Focus On Transition To Recovery; Expects To Exceed 2019 Adjusted EBITDA Margin By 2023*
Company continues to improve core cash burn in the face of continued COVID-19 headwinds; sharpens focus to prepare for recovery

CHICAGO, Jan. 20, 2021 – United Airlines (UAL) today announced fourth-quarter and full-year 2020 financial results. The company continues its efforts to lead the industry as it manages the most disruptive crisis in aviation history.
Since the beginning of the COVID-19 crisis, United has raised over $26 billion in liquidity and made important progress in reducing core cash burn (see detailed chart below) to ensure the company’s survival. Over the last three quarters, the company has identified $1.4 billion of annual cost savings and has a path to achieve at least $2.0 billion in structural reductions moving forward. United ended 2020 with $19.7 billion in available liquidity1, including an undrawn revolver capacity and funds available under the CARES Act loan program from the U.S. Treasury.
Having stabilized its financial foundation, the company expects 2021 to be a transition year that’s focused on preparing for a recovery. United has resumed heavy maintenance and engine overhauls, investments that are essential to recovery when demand returns. The combination of structural cost reduction and timely investments will help set up United to exceed its 2019 adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) margin in 2023. The company expressed high confidence that it would achieve this target by 2023 – and said its ongoing recovery planning would help ensure the company was equipped to reach this level even sooner, if demand returns more quickly.
"Aggressively managing the challenges of 2020 depended on our innovation and fast-paced decision making. But, the truth is that COVID-19 has changed United Airlines forever," said United Airlines CEO Scott Kirby. "The passion, teamwork and perseverance that the United team showed in 2020 is exactly what will help us build a new United Airlines that’s better, stronger and more profitable than ever. I could not be prouder of – and more grateful to – this team, which is going to lead us there."
_________________________________________________________________________
* Adjusted EBITDA margin is a non-GAAP financial measure calculated as Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), excluding special charges and unrealized (gains) losses on investments, divided by total operating revenue. We are not providing a target or a reconciliation to profit margin (net income/total operating revenue), the most directly comparable GAAP measure, because we are unable to predict certain items contained in the GAAP measure without unreasonable efforts. Adjusted EBITDA margin does not reflect certain items, including special charges and unrealized (gains) losses on investments, which may be significant. For a reconciliation of adjusted EBITDA to net income for the years ended December 31, 2020 and 2019, please see the accompanying tables to this release.

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results

Fourth-Quarter and Full-Year 2020 Financial Results
•Reported fourth-quarter net loss of $1.9 billion, $7.1 billion for the full-year 2020.
•Reported fourth-quarter adjusted net loss2 of $2.1 billion, $7.7 billion for the full-year 2020.
•Reported fourth-quarter total operating revenue of $3.4 billion, down 69% versus fourth-quarter 2019.
•Reported fourth-quarter operating expenses down 45% versus fourth-quarter 2019, down 42% excluding special charges3.
Core Cash Burn
•Reported fourth-quarter daily cash burn4 of $23 million, plus $10 million of average debt principal payments and severance payments per day.
•Reported fourth-quarter core cash burn4 of $19 million per day, an improvement of an average of $5 million per day versus the third-quarter 2020.
•Core cash burn captures underlying operational performance of the company throughout the pandemic; a reconciliation with cash burn4 is provided below.

$M/day	2Q20	3Q20	4Q20

Cash burn[4]	$(40)	$(25)	$(33)
Debt principal and severance payments	(3)	(4)	(10)
Timing of certain payments[5]	2	1	(2)
Investments in the recovery[6]	—	(1)	(2)
Capital expenditures, net of flight equipment purchase deposit returns	—	4	(1)
Core cash burn[4]	$(38)	$(24)	$(19)

First Quarter 2021 Outlook
•Based on current trends, the company expects first quarter 2021 total operating revenue to be down 65 percent to 70 percent versus the first quarter 2019. Accelerated distribution of the COVID-19 vaccine may lead to faster improvement, however, the company is not including this potential improvement in its first quarter 2021 revenue outlook.
•Expects first quarter 2021 capacity to be down at least 51 percent versus the first quarter of 2019.
•Expects first quarter 2021 ending available liquidity to be similar to year-end 2020 available liquidity of around $19.7 billion1.
Fourth-Quarter and Full-Year Highlights
•Completed $3 billion Enhanced Equipment Trust Certificate (EETC) transaction; the largest deal of this type in aviation history.
•First U.S. airline to leverage its loyalty program, MileagePlus®, as collateral for a $6.8B loan.

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
•Received $968 million in net proceeds from the sale of 20.8 million shares in the ATM program in the fourth quarter 2020. For the full year 2020, total net proceeds were $989 million from the sale of 21.4 million shares through the ATM program.
•Only airline to partner with the Defense Advanced Research Projects Agency (DARPA), U.S. Transportation Command (USTRANSCOM) and Air Mobility Command (AMC) to study how effectively the unique airflow configuration on board an aircraft can prevent the spread of aerosolized particles among passengers and crew.
•First airline to safely transport the first delivery of Pfizer and BioNTech's COVID-19 vaccine into the U.S.
•First among U.S. global airlines to permanently eliminate change fees on all standard economy and premium cabin tickets for travel within the U.S., and starting January 1, 2021, any United customer can fly standby for free on a flight departing the day of their travel regardless of the type of ticket or class of service.
•Announced bold environmental commitment unmatched by any airline; pledging 100% green by reducing greenhouse gas emissions 100% by 2050.
•First U.S. airline to implement schedule reductions due to sharp travel demand drop.
•Increased cargo revenue by an industry-leading 77 percent in the fourth quarter by leveraging international flying and deploying strategic international cargo-only missions.
•Launched the world's first free transatlantic COVID-19 testing pilot for customers.
•First U.S. airline to launch a COVID-19 testing program for customers traveling on United from San Francisco International Airport to Hawaii.
•Since COVID-19 began, first major U.S. airline to require masks onboard. In the third quarter, extended mask requirements to airport terminals.
•One of the first U.S. airlines to enforce policy banning customers for refusing to follow mask requirements.
•First major U.S. airline to ask all passengers to complete a health self-assessment during their check-in process based on recommendations from the Cleveland Clinic.
•First airline to contact customers when flights are more than 70% full to give them the opportunity to change their plans for free.
•First U.S. airline to introduce a tool like the Destination Travel Guide, a new interactive map tool on united.com and the United mobile app that allows customers to filter and view destinations' COVID-19 related travel restrictions.
•First U.S. airline to introduce an interactive map feature for customers on united.com, powered by Google Flight Search Enterprise Technology, to easily compare and shop for flights based on

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
departure city, budget, and location type. Customers can simultaneously compare travel to various destinations in a single search.
•First U.S. airline whose CEO took a 100% salary cut.
Taking Care of Our Customers
•Launched United CleanPlusSM to reinforce the company's commitment to putting health and safety at the forefront of the entire customer experience, with the goal of delivering an industry-leading standard of cleanliness, including partnerships with Clorox and experts from the Cleveland Clinic.
•First and only airline to maximize ventilation systems by running the auxiliary power on mainline aircraft during the entire boarding and deplaning process, so customers and crew get the important safety benefits provided by high-efficiency particulate air (HEPA) filtration systems.
•Electrostatic spraying aircraft interiors on all U.S. flights.
•Began using new Clorox® Electrostatic Sprayers to disinfect airport terminals.
•Introduced customer COVID-19 testing from Houston to Latin American and Caribbean destinations.
•Began working with the Centers for Disease Control (CDC) on the first contact tracing initiative for all international and domestic flights.
•Added Zoono Microbe Shield, an EPA-registered antimicrobial coating that forms a long-lasting bond with surfaces and inhibits the growth of microbes, to the airline's already rigorous safety and cleaning procedures.
•Launched an automated assistant chat function that gives customers a contactless option to receive immediate access to information about cleaning and safety procedures put in place due to COVID-19.
•Began cleaning pilot flight decks with Ultraviolet C (UVC) lighting technology on most aircraft at hub airports to disinfect the flight deck interior and continue providing pilots with a sanitary work environment.
•Expanded touchless check-in capabilities to kiosks at more than 215 airports.
•Launched free COVID-19 testing to all employees and checks their temperatures before they begin work at all U.S. airports.
•In May, started providing individually wrapped hand wipes and snack bag with pretzels, Stroopwafel and water to reduce touchpoints.
•Redesigned United’s Mobile App to be more accessible for people with visual disabilities.
•Announced changes to the MileagePlus Premier® program that will make it easier to earn status in 2021 for the 2022 program year.

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
•Launched virtual, on-demand customer service at the airport.
•Announced plan to continue installing United Polaris® Business Class on Boeing 787 fleet.

Reimagining the Route Network
•In 2020, started 43 domestic routes and 10 international routes, with 15 more international routes planned to launch in 2021.
•In 4Q, responded to Thanksgiving travel demand by adding over 1,400 domestic flights to the November schedule.
•In 4Q, expanded service to India with 4 daily flights including the addition of O’Hare to Delhi; United remains the only U.S. carrier to serve India.
•Compared to September, United had nonstop service in 23 more domestic and 8 more international routes in October, 37 more domestic and 32 more international routes in November, and 95 more domestic and 53 more international routes in December.
•Announced plans to return service to New York/JFK after a five-year absence, with two daily round-trips to both San Francisco and Los Angeles starting in February 2021.
Assisting the Communities We Serve
•Through a combination of cargo-only flights and passenger flights, United has transported more than 401 million pounds of freight, which includes 87 million pounds of vital shipments, such as COVID-19 vaccines, medical kits, PPE, pharmaceuticals, and medical equipment, and more than 3.4 million pounds of military mail and packages.
•Booked over 2,900 free flights for medical professionals to support COVID-19 response in New Jersey/New York and California.
•Using crowdsourcing platform - Miles on a Mission - donated more than 11 million miles for charities like the Thurgood Marshall College Fund, College to Congress, and Compass to Care.
•More than 19.2 million miles were donated by MileagePlus members and 7.6 million miles were matched by United to help organizations providing relief during COVID-19.
•Donated nearly 1.2 million pounds of food from United Polaris lounges, United Club locations, and catering kitchens to local food banks and charities.
•Over 7,500 face masks were made from upcycled unused employee uniforms.
•More than 800 gallons of hand sanitizer produced by United employees in San Francisco for use by United employees.
•Donated 15,000 pillows, 2,800 amenity kits, and 5,000 self-care products to charities and homeless shelters.

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
•More than 2.2 million pounds of food and household goods were processed by United employees at the Houston Food Bank.
•More than 2,500 United employees worldwide have volunteered, with over 36,800 hours served.
Additional Noteworthy Accomplishments
•For the ninth consecutive year received a perfect score of 100% on the Corporate Equality Index (CEI), a premier benchmarking survey and report on corporate policies and practices related to LGBTQ+ workplace equality, administered by the Human Rights Campaign (HRC) Foundation.
•Honored by DiversityInc with their "DiversityInc Top 50" designation, lauding the airline's leadership in promoting diversity through a diversity-focused talent pipeline and talent development, leadership accountability and a top supplier diversity program.
•Recognized for the fifth consecutive year as a top-scoring company and best place to work for disability inclusion with a perfect score of 100 on the 2020 Disability Equality Index (DEI).
•Teamed up with Peerspace to bundle flights with work and meeting spaces for remotely distanced companies.
•Named best overall airline in the world by Global Traveler Readers.
•Selected by the Commission on Presidential Debates as the official airline for the 2020 Presidential and Vice Presidential Debates.
•Announced signing of The Board Challenge and committed to adding a second Black board member to the Board of Directors.
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1 Total available liquidity includes cash and cash equivalents, short-term investments and $1 billion available under our undrawn revolving credit facility, as well as $7 billion available under the CARES Act loan program.
2 Excludes operating and non-operating special charges, and unrealized gains and losses on investments. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are included in the tables accompanying this release.
3 Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are included in the tables accompanying this release.
4 Cash burn, as previously guided, is defined as: Net cash from operations, less investing and financing activities. Proceeds from the issuance of new debt (excluding expected aircraft financing), government grants associated with the Payroll Support Program of the CARES Act, issuance of new stock, net proceeds from the sale of short-term and other investments and changes in certain restricted cash balances are not included in this figure. Core cash burn is defined as: Cash burn, as further adjusted to exclude: debt principal payments, timing of certain payments, capital expenditures (net of flight equipment purchase deposit returns), investments in the recovery and severance payments. Amounts may not add due to rounding. See the tables accompanying this release for further information.
5 Timing of certain payments refers to exclusion of payments in the quarter that had been deferred from prior periods or additions of payments that were deferred to a future period to maximize cash preservation.
6 Investments in the recovery primarily include, but are not limited to, spending on engine and airframe maintenance to prepare for the efficient operations ramp up as air travel demand returns.

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
Earnings Call
UAL will hold a conference call to discuss fourth-quarter and full-year 2020 financial results as well as its financial and operational outlook for the first quarter 2021, on Thursday, January 21, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.
The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.
About United
United's shared purpose is "Connecting People. Uniting the World." For more information, visit united.com, follow @United on Twitter and Instagram or connect on Facebook. The common stock of United's parent, United Airlines Holdings, Inc., is traded on the Nasdaq under the symbol "UAL".

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release, including statements regarding our outlook for the first quarter 2021, our 2023 adjusted EBITDA margin target and our cost savings plans related to preparing for a recovery, are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as "expects," "will," "plans," "anticipates," "indicates," "remains," "believes," "estimates," "forecast," "guidance," "outlook," "goals," "targets" and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the duration and spread of the ongoing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat and the impact on our business, results of operations and financial condition; the lenders' ability to accelerate the MileagePlus indebtedness, foreclose upon the collateral securing the MileagePlus indebtedness or exercise other remedies if we are not able to comply with the covenants in the MileagePlus financing agreements; the effects of borrowing pursuant to the Loan Program under the CARES Act and the effects of the grant and promissory note through the Payroll Support Program under the CARES Act; the costs and availability of financing; our significant amount of financial leverage from fixed obligations and ability to seek additional liquidity and maintain adequate liquidity; our ability to comply with the terms of our various financing arrangements; our ability to utilize our net operating losses to offset future taxable income; the material disruption of our strategic operating plan as a result of the COVID-19 pandemic and our ability to execute our strategic operating plans in the long term; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); risks of doing business globally, including instability and political developments that may impact our operations in certain countries; demand for travel and the impact that global economic and political conditions have on customer travel patterns; our capacity decisions and the capacity decisions of our competitors; competitive pressures on pricing and on demand; changes in aircraft fuel prices; disruptions in our supply of aircraft fuel; our ability to cost-effectively hedge against increases in the price of aircraft fuel, if we decide to do so; the effects of any technology failures or cybersecurity or significant data breaches; disruptions to services provided by third-party service providers; potential reputational or other impact

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
from adverse events involving our aircraft or operations, the aircraft or operations of our regional carriers or our code share partners or the aircraft or operations of another airline; our ability to attract and retain customers; the effects of any terrorist attacks, international hostilities or other security events, or the fear of such events; the mandatory grounding of aircraft in our fleet; disruptions to our regional network, as a result of the COVID-19 pandemic or otherwise; the impact of regulatory, investigative and legal proceedings and legal compliance risks; the success of our investments in other airlines, including in other parts of the world, which involve significant challenges and risks, particularly given the impact of the COVID-19 pandemic; industry consolidation or changes in airline alliances; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; costs associated with any modification or termination of our aircraft orders; disruptions in the availability of aircraft, parts or support from our suppliers; our ability to maintain satisfactory labor relations and the results of any collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; labor costs; the impact of any management changes; extended interruptions or disruptions in service at major airports where we operate; U.S. or foreign governmental legislation, regulation and other actions (including Open Skies agreements, environmental regulations and the United Kingdom's withdrawal from the European Union); the seasonality of the airline industry; weather conditions; the costs and availability of aviation and other insurance; our ability to realize the full value of our intangible assets and long-lived assets; any impact to our reputation or brand image; and other risks and uncertainties set forth under Part I, Item 1A., "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and our Current Report on Form 8-K filed on the date hereof, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

-tables attached-

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per share data)	2020	2019		2020	2019
Operating revenue:
Passenger	$2,410	$9,933	(75.7)	$11,805	$39,625	(70.2)
Cargo	560	316	77.2	1,648	1,179	39.8
Other operating revenue	442	639	(30.8)	1,902	2,455	(22.5)
Total operating revenue	3,412	10,888	(68.7)	15,355	43,259	(64.5)

Operating expense:
Salaries and related costs	2,168	3,078	(29.6)	9,522	12,071	(21.1)
Aircraft fuel	679	2,249	(69.8)	3,153	8,953	(64.8)
Regional capacity purchase	489	725	(32.6)	2,039	2,849	(28.4)
Landing fees and other rent	575	650	(11.5)	2,127	2,543	(16.4)
Depreciation and amortization	629	606	3.8	2,488	2,288	8.7
Aircraft maintenance materials and outside repairs	199	475	(58.1)	858	1,794	(52.2)
Distribution expenses	80	417	(80.8)	459	1,651	(72.2)
Aircraft rent	51	67	(23.9)	198	288	(31.3)
Special charges (credits)	(149)	130	NM	(2,616)	246	NM
Other operating expenses	826	1,630	(49.3)	3,486	6,275	(44.4)
Total operating expense	5,547	10,027	(44.7)	21,714	38,958	(44.3)

Operating income (loss)	(2,135)	861	NM	(6,359)	4,301	NM

Nonoperating income (expense):
Interest expense	(351)	(161)	118.0	(1,063)	(731)	45.4
Interest capitalized	17	20	(15.0)	71	85	(16.5)
Interest income	5	30	(83.3)	50	133	(62.4)
Unrealized gains (losses) on investments, net	101	81	24.7	(194)	153	NM
Miscellaneous, net	(10)	13	NM	(1,327)	(27)	NM
Total nonoperating expense	(238)	(17)	NM	(2,463)	(387)	NM

Income (loss) before income taxes	(2,373)	844	NM	(8,822)	3,914	NM

Income tax expense (benefit)	(476)	203	NM	(1,753)	905	NM
Net income (loss)	$(1,897)	$641	NM	$(7,069)	$3,009	NM

Diluted earnings (loss) per share	$(6.39)	$2.53	NM	$(25.30)	$11.58	NM
Diluted weighted average shares	297.0	253.4	17.2	279.4	259.9	7.5

NM Not meaningful

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS

Passenger revenue information is as follows (in millions, except for percentage changes):

	4Q 2020 Passenger Revenue	Passenger Revenue vs. 4Q 2019	PRASM vs. 4Q 2019	Yield vs. 4Q 2019	Available Seat Miles vs. 4Q 2019	4Q 2020 Available Seat Miles	4Q 2020 Revenue Passenger Miles
Domestic	$1,797	(71.6%)	(39.9%)	(22.2%)	(52.8%)	19,166	12,417

Atlantic	199	(87.7%)	(71.5%)	(32.0%)	(56.8%)	5,467	1,877
Pacific	100	(90.8%)	(47.2%)	78.4%	(82.6%)	1,935	446
Latin America	314	(64.8%)	(42.9%)	(16.0%)	(38.3%)	4,123	2,331
International	613	(82.9%)	(55.0%)	(9.9%)	(62.1%)	11,525	4,654

Consolidated	$2,410	(75.7%)	(43.8%)	(16.6%)	(56.8%)	30,691	17,071

Select operating statistics are as follows:

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
	2020	2019			2020	2019
Passengers (thousands)	14,850	40,306	(63.2)		57,761	162,443	(64.4)
Revenue passenger miles (millions)	17,071	58,633	(70.9)		73,883	239,360	(69.1)
Available seat miles (millions)	30,691	71,038	(56.8)		122,804	284,999	(56.9)
Passenger load factor:
Consolidated	55.6%	82.5%	(26.9)	pts.	60.2%	84.0%	(23.8)	pts.
Domestic	64.8%	83.8%	(19.0)	pts.	63.2%	85.2%	(22.0)	pts.
International	40.4%	80.8%	(40.4)	pts.	55.1%	82.4%	(27.3)	pts.
Passenger revenue per available seat mile (cents)	7.85	13.98	(43.8)		9.61	13.90	(30.9)
Total revenue per available seat mile (cents)	11.12	15.33	(27.5)		12.50	15.18	(17.7)
Average yield per revenue passenger mile (cents)	14.12	16.94	(16.6)		15.98	16.55	(3.4)
Cargo ton miles (millions)	835	889	(6.1)		2,711	3,329	(18.6)
Aircraft in fleet at end of period	1,287	1,372	(6.2)		1,287	1,372	(6.2)
Average stage length (miles)	1,292	1,446	(10.7)		1,307	1,460	(10.5)
Employee headcount (in thousands)	74.4	95.9	(22.4)		74.4	95.9	(22.4)
Average aircraft fuel price per gallon	$1.35	$2.10	(35.7)		$1.57	$2.09	(24.9)
Fuel gallons consumed (millions)	503	1,071	(53.0)		2,004	4,292	(53.3)

Note: See Part II, Item 6, Selected Financial Data, of UAL's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for definitions of these statistics.

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
Cash burn: The company's management views "cash burn" as an important measure in monitoring liquidity in order to assess the company's cash needs without the impact of certain extraordinary actions or events, and the company believes this provides useful information to investors about the company's liquidity position. In light of the transition to recovery in 2021, the company is now presenting "core cash burn", which the company believes better reflects the core operational performance of the company's business.

	Three Months Ended June 30, 2020	Three Months Ended September 30, 2020	Three Months Ended December 31, 2020
Net cash used by operating activities	$(130)	$(1,889)	$(2,137)
Cash flows provided by investing activities	812	770	—
Cash flows provided by financing activities	2,382	7,905	481
	3,064	6,786	(1,656)

Adjusted to remove:
CARES Act Payroll Support Program ("PSP") grant	3,154	447	—
PSP Note	1,309	192	—
Equity issuances	1,135	—	968
Net proceeds from sale of short-term and other investments	838	406	137
Secured debt (net of discount and fees)	250	7,376	250
Increase in certain restricted cash balances	1	99	11
CARES Act secured loan	—	520	—
Total adjustments	6,687	9,040	1,366
Adjusted Cash Burn	$(3,623)	$(2,254)	$(3,022)
Days in the period	91	92	92
Average daily cash burn	$(40)	$(25)	$(33)
Further adjusted to remove:
Debt principal and severance payments (a)	(288)	(348)	(886)
Timing of certain payments	160	60	(148)
Capital expenditures, net of flight equipment purchase deposit returns	(39)	368	(137)
Investments in the recovery	—	(81)	(139)
Total additional adjustments	(167)	(1)	(1,310)
Core cash burn	$(3,456)	$(2,253)	$(1,712)
Days in the period	91	92	92
Average daily core cash burn	$(38)	$(24)	$(19)
(a) Fourth quarter amounts include interest payments on extinguished debt

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share and CASM, excluding special charges, third-party business expenses, fuel, and profit sharing, among others. UAL believes that adjusting for special charges and for nonoperating credit losses and nonoperating special termination benefits and settlement losses is useful to investors because these items are not indicative of UAL's ongoing performance. UAL believes that adjusting for unrealized (gains) losses on investments, net is useful to investors because those unrealized gains or losses may not ultimately be realized on a cash basis. UAL believes that adjusting for interest expense related to finance leases of Embraer ERJ 145 aircraft is useful to investors because of the accelerated recognition of interest expense.

CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel and profit sharing. UAL believes that adjusting for special charges is useful to investors because special charges are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

Reconciliations of reported non-GAAP financial measures to the most directly comparable GAAP financial measures are included below.

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2020	2019		2020	2019
CASM (cents)
Cost per available seat mile (CASM) (GAAP)	18.07	14.11	28.1	17.68	13.67	29.3
Special charges	(0.49)	0.18	NM	(2.13)	0.09	NM
Third-party business expenses	0.07	0.07	—	0.11	0.06	83.3
Fuel expense	2.21	3.16	(30.1)	2.57	3.14	(18.2)
Profit sharing	—	0.17	(100.0)	—	0.17	(100.0)
CASM, excluding special charges, third-party business expenses, fuel, and profit sharing (Non-GAAP)	16.28	10.53	54.6	17.13	10.21	67.8
NM Not Meaningful

Adjusted EBITDA	Year Ended December 31,
	2020	2019
Net income (loss)	$(7,069)	$3,009
Adjusted for:
Depreciation and amortization	2,488	2,288
Interest expense	1,063	731
Interest capitalized	(71)	(85)
Interest income	(50)	(133)
Income tax expense (benefit)	(1,753)	905
Special charges (credit) and unrealized (gains) losses on investments, net	(1,038)	93
Adjusted EBITDA, excluding special charges and unrealized (gains) losses on investments, net	$(6,430)	$6,808
Adjusted EBITDA margin	(41.9)%	15.7%

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)
UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by (used in) operating activities for capital expenditures, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.

	Three Months Ended December 31,		Year Ended December 31,
Capital Expenditures (in millions)	2020	2019	2020	2019
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$137	$1,192	$1,767	$4,528
Property and equipment acquired through the issuance of debt and other	263	187	773	493
Property and equipment acquired through finance leases	—	14	30	22
Property and equipment acquired through other financial liabilities	192	—	1,165	—
Adjustment to property and equipment acquired through other financial liabilities (a)	(61)	—	(246)	—
Adjusted capital expenditures (Non-GAAP)	$531	$1,393	$3,489	$5,043

Free Cash Flow (in millions)
Net cash provided by (used in) operating activities (GAAP)	$(2,137)	$1,181	$(4,093)	$6,909
Less capital expenditures, net of flight equipment purchase deposit returns	137	1,192	1,767	4,528
Free cash flow, net of financings (Non-GAAP)	$(2,274)	$(11)	$(5,860)	$2,381

Net cash provided by (used in) operating activities (GAAP)	$(2,137)	$1,181	$(4,093)	$6,909
Less adjusted capital expenditures (Non-GAAP)	531	1,393	3,489	5,043
Less aircraft operating lease additions	131	8	171	56
Free cash flow (Non-GAAP)	$(2,799)	$(220)	$(7,753)	$1,810

(a) In 2020, United entered into agreements with third parties to finance through sale and leaseback transactions new Boeing model 787-9 aircraft and Boeing model 737 MAX aircraft subject to purchase agreements between United and Boeing. In connection with the delivery of each aircraft from Boeing, United assigned its right to purchase such aircraft to the buyer, and simultaneous with the buyer's purchase from Boeing, United entered into a long-term lease for such aircraft with the buyer as lessor. Fifteen Boeing model aircraft were delivered in 2020 under these transactions (and each is presently subject to a long-term lease to United). Upon delivery, the company accounted for the aircraft which have a repurchase option at a price other than fair value as part of Flight equipment on the company's balance sheet and the related obligation as Other current liabilities and Other financial liabilities from sale-leasebacks (noncurrent) since they do not qualify for sale recognition. If the repurchase option is not exercised, these aircraft will be accounted for as leased assets at the time of the option expiration and the related assets and liabilities will be adjusted to the present value of the remaining lease payments at that time. This adjustment reflects the difference between the recorded amounts and the present value of future lease payments at inception. The remaining aircraft in this transaction that qualify for sale recognition are recorded as Operating lease right-of-use assets and lease liabilities on the company's balance sheet after recognition of related gains or losses on such sale.

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended December 31,		Increase/ (Decrease)	% Increase/ (Decrease)	Year Ended December 31,		Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2020	2019			2020	2019
Operating expenses (GAAP)	$5,547	$10,027	$(4,480)	(44.7)	$21,714	$38,958	$(17,244)	(44.3)
Special charges (credit)	(149)	130	(279)	NM	(2,616)	246	(2,862)	NM
Operating expenses, excluding special charges	5,696	9,897	(4,201)	(42.4)	24,330	38,712	(14,382)	(37.2)
Adjusted to exclude:
Third-party business expenses	22	48	(26)	(54.2)	137	168	(31)	(18.5)
Fuel expense	679	2,249	(1,570)	(69.8)	3,153	8,953	(5,800)	(64.8)
Profit sharing, including taxes	—	123	(123)	(100.0)	—	491	(491)	(100.0)
Adjusted operating expenses (Non-GAAP)	$4,995	$7,477	$(2,482)	(33.2)	$21,040	$29,100	$(8,060)	(27.7)

Operating income (loss) (GAAP)	$(2,135)	$861	$(2,996)	NM	$(6,359)	$4,301	$(10,660)	NM
Adjusted to exclude:
Special charges (credits)	(149)	130	(279)	NM	(2,616)	246	(2,862)	NM
Adjusted operating income (Non-GAAP)	$(2,284)	$991	$(3,275)	NM	$(8,975)	$4,547	$(13,522)	NM

Operating margin	(62.6)%	7.9%	(70.5)	pts.	(41.4)%	9.9%	(51.3)	pts.
Adjusted operating margin (Non-GAAP)	(66.9)%	9.1%	(76.0)	pts.	(58.5)%	10.5%	(69.0)	pts.

Pre-tax income (loss) (GAAP)	$(2,373)	$844	$(3,217)	NM	$(8,822)	$3,914	$(12,736)	NM
Adjusted to exclude:
Special charges (credit)	(149)	130	(279)	NM	(2,616)	246	(2,862)	NM
Termination benefits and settlement losses	41	—	41	NM	687	—	687	NM
Unrealized (gains) losses on investments, net	(101)	(81)	(20)	NM	194	(153)	347	NM
Loss on BRW term loan and guarantee	—	—	—	NM	697	—	697	NM
Interest expense on ERJ 145 finance leases	—	(4)	4	NM	—	64	(64)	NM
Adjusted pre-tax income (loss) (Non-GAAP)	$(2,582)	$889	$(3,471)	NM	$(9,860)	$4,071	$(13,931)	NM

Pre-tax margin	(69.5)%	7.8%	(77.3)	pts.	(57.5)%	9.0%	(66.5)	pts.
Adjusted pre-tax margin (Non-GAAP)	(75.7)%	8.2%	(83.9)	pts.	(64.2)%	9.4%	(73.6)	pts.

Net income (loss) (GAAP)	$(1,897)	$641	$(2,538)	NM	$(7,069)	$3,009	$(10,078)	NM
Adjusted to exclude:
Special charges (credit)	(149)	130	(279)	NM	(2,616)	246	(2,862)	NM
Termination benefits and settlement losses	41	—	41	NM	687	—	687	NM
Unrealized (gains) losses on investments, net	(101)	(81)	(20)	NM	194	(153)	347	NM
Loss on BRW term loan and guarantee	—	—	—	NM	697	—	697	NM
Interest expense on ERJ 145 finance leases	—	(4)	4	NM	—	64	(64)	NM
Income tax expense (benefit) related to adjustments above, net of valuation allowance	29	(10)	39	NM	404	(35)	439	NM
Adjusted net income (loss) (Non-GAAP)	$(2,077)	$676	$(2,753)	NM	$(7,703)	$3,131	$(10,834)	NM

Diluted earnings (loss) per share (GAAP)	$(6.39)	$2.53	$(8.92)	NM	$(25.30)	$11.58	$(36.88)	NM
Adjusted to exclude:
Special charges (credit)	(0.50)	0.52	(1.02)	NM	(9.36)	0.95	(10.31)	NM
Termination benefits and settlement losses	0.13	—	0.13	NM	2.46	—	2.46	NM
Unrealized (gains) losses on investments, net	(0.34)	(0.32)	(0.02)	NM	0.69	(0.59)	1.28	NM
Loss on BRW term loan and guarantee	—	—	—	NM	2.49	—	2.49	NM
Interest expense on ERJ 145 finance leases	—	(0.02)	0.02	NM	—	0.25	(0.25)	NM
Income tax expense (benefit) related to adjustments, net of valuation allowance	0.10	(0.04)	0.14	NM	1.45	(0.14)	1.59	NM
Adjusted diluted earnings (loss) per share (Non-GAAP)	$(7.00)	$2.67	$(9.67)	NM	$(27.57)	$12.05	$(39.62)	NM
NM Not Meaningful

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$11,269	$2,762
Short-term investments	414	2,182
Restricted cash	255	—
Receivables, less allowance for credit losses (2020—$78; 2019—$9)	1,295	1,364
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2020—$478; 2019—$425)	932	1,072
Prepaid expenses and other	635	814
Total current assets	14,800	8,194

Total operating property and equipment, net	31,466	30,170
Operating lease right-of-use assets	4,537	4,758

Other assets:
Goodwill	4,527	4,523
Intangibles, less accumulated amortization (2020—$1,495; 2019—$1,440)	2,838	3,009
Restricted cash	218	106
Notes receivable, less allowance for credit losses (2020—$522)	31	671
Deferred income taxes	131	—
Investments in affiliates and other, net	1,000	1,180
Total other assets	8,745	9,489
Total assets	$59,548	$52,611

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Advance ticket sales	$4,833	$4,819
Accounts payable	1,595	2,703
Frequent flyer deferred revenue	908	2,440
Accrued salaries and benefits	1,960	2,271
Current maturities of long-term debt	1,911	1,407
Current maturities of finance leases	182	46
Current maturities of operating leases	612	686
Other	724	566
Total current liabilities	12,725	14,938

Long-term liabilities and deferred credits:
Long-term debt	24,836	13,145
Long-term obligations under finance leases	224	220
Long-term obligations under operating leases	4,986	4,946
Frequent flyer deferred revenue	5,067	2,836
Postretirement benefit liability	994	789
Pension liability	2,460	1,446
Deferred income taxes	—	1,736
Other financial liabilities from sale-leasebacks	1,140	—
Other	1,156	1,024
Total long-term liabilities and deferred credits	40,863	26,142
Total stockholders' equity	5,960	11,531
Total liabilities and stockholders' equity	$59,548	$52,611

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net cash provided by (used in) operating activities	$(4,093)	$6,909

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(1,767)	(4,528)
Purchases of short-term and other investments	(552)	(2,897)
Proceeds from sale of short-term and other investments	2,319	2,996
Loans made to others	—	(174)
Investment in affiliates	—	(36)
Other, net	10	79
Net cash provided by (used in) investing activities	10	(4,560)

Cash Flows from Financing Activities:
Repurchases of common stock	(353)	(1,645)
Proceeds from issuance of debt	16,044	1,847
Proceeds from equity issuance	2,103	—
Payments of long-term debt	(4,383)	(1,240)
Principal payments under finance leases	(66)	(151)
Capitalized financing costs	(368)	(61)
Other, net	(20)	(30)
Net cash provided by (used in) financing activities	12,957	(1,280)
Net increase in cash, cash equivalents and restricted cash	8,874	1,069
Cash, cash equivalents and restricted cash at beginning of year	2,868	1,799
Cash, cash equivalents and restricted cash at end of year	$11,742	$2,868

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$1,968	$515
Right-of-use assets acquired through operating leases	198	498
Lease modifications and lease conversions	527	(2)
Capacity purchase agreement liability converted to debt	33	—

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credit) and unrealized (gains) losses on investments, net include the following:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2019	2020	2019
Operating:
CARES Act grant	$(453)	$—	$(3,536)	$—
Severance and benefit costs	162	2	575	16
Impairment of assets	137	102	318	171
(Gains) losses on sale of assets and other special charges	5	26	27	59
Total operating special charges (credit)	(149)	130	(2,616)	246

Nonoperating unrealized (gains) losses on investments	(101)	(81)	194	(153)
Nonoperating special termination benefits and settlement losses	41	—	687	—
Nonoperating credit loss on BRW Aviation Holding LLC and BRW Aviation LLC ("BRW") term loan and related guarantee	—	—	697	—
Total nonoperating special charges and unrealized (gains) losses on investments	(60)	(81)	1,578	(153)
Total operating and nonoperating special charges (credit) and unrealized (gains) losses on investments	(209)	49	(1,038)	93
Income tax expense (benefit), net of valuation allowance	29	(11)	404	(21)
Total operating and non-operating special charges (credit) and unrealized (gains) losses on investments, net of income taxes	$(180)	$38	$(634)	$72

CARES Act grant. During the year ended December 31, 2020, the company received approximately $5.1 billion in funding pursuant to the Payroll Support Program under the CARES Act, which consisted of $3.6 billion of grants and $1.5 billion of an unsecured loan. The company also recorded $66 million for warrants issued to the U.S. Treasury Department, within stockholders' equity, as an offset to the grant income. We recognized the grant as a credit to Special charges (credit) as the salaries and wages the grant was intended to offset were incurred.
Severance and benefit costs: As announced in July 2020, the company started the involuntary furlough process earlier this summer when issuing WARN Act notices to 36,000 of its employees. Since then, the company worked to further reduce the total number of furloughs to approximately 13,000 employees by working closely with its union partners, introducing new voluntary options selected by approximately 9,000 employees and proposing creative solutions that would save jobs. This workforce reduction is part of the company's strategic realignment of its business and new organizational structure as a result of the impacts of the COVID-19 pandemic on the company's operations and cost structure. The company recorded $162 million and $575 million during the three and twelve months ended December 31, 2020, respectively, related to the workforce reduction and voluntary plans for employee severance, pay continuance from voluntary retirements, and benefits-related costs (and additional costs associated with special termination benefits and settlement losses discussed below).
During the three and twelve months ended December 31, 2019, the company recorded $2 million and $14 million, respectively, of management severance. During the twelve months ended December 31, 2019, the company recorded $2 million of severance and benefit costs related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters. In the first quarter of 2017, approximately 1,000 technicians and related employees elected to voluntarily separate from the company and received a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through early 2019.
Impairment of assets: During the three months ended December 31, 2020, the company recorded $94 million of impairments related to 11 of its Boeing 757-200 aircraft and the related engines and spare parts. In the fourth quarter, United determined that those aircraft would be permanently grounded. The company also recorded $43 million of impairments related to various cancelled facility, aircraft induction, and information technology capital projects. The decisions driving these impairments were the result of the COVID-19 pandemic's impact on our operations. For the year ended December 31, 2020, the company recorded $56 million of charges for the cancellation of capital projects.
During the year ended December 31, 2020, in addition to the impairments described above, the company recorded impairment charges of $130 million for its China routes. The company conducted impairment reviews of certain intangible assets throughout 2020, which consisted of a comparison of the book value of those assets to their fair value calculated using the discounted cash flow method. Due to the COVID-19 pandemic and the subsequent suspension of flights to China, the company determined that the value of its China routes had been impaired.
Also during the year ended December 31, 2020, the company recorded an impairment of $38 million of the right-of-use asset associated with the embedded aircraft lease in one of our CPA agreements. We review flight equipment and other long-lived assets used in operations for impairment losses when events and circumstances indicate the assets may be impaired. We measure cash flows at the contract level with our CPA partners. The factors that led to this impairment included the impact to cash flows from the pandemic and the relatively short remaining term under the CPA agreement. Also, during the twelve months ended December 31, 2020, the company recorded $13 million of charges for the cancellation of certain capital projects.

United Airlines Reports Fourth-Quarter And Full-Year 2020 Results
During the three months ended December 31, 2019, the company recorded an impairment charge of $90 million associated with its Hong Kong routes. The company conducted its annual impairment review of intangible assets in the fourth quarter of 2019, which consisted of a comparison of the book value of specific assets to the fair value of those assets calculated using the discounted cash flow method. Due to a decrease in demand for the Hong Kong market and the resulting decrease in unit revenue, the company determined that the value of its Hong Kong routes had been fully impaired.

During the year ended December 31, 2019, in addition to the impairments described above, the company recorded a $43 million impairment primarily for surplus Boeing 767 aircraft engines removed from operations, an $18 million charge primarily for the write-off of unexercised aircraft purchase options and $20 million in other aircraft impairments.

(Gains) losses on sale of assets and other special charges: During the three months ended December 31, 2020, the company recorded a net $5 million of charges for legal reserves offset by gains on certain aircraft sale-leaseback transactions. During the year ended December 31, 2020, in addition to the items described above, the company recorded several charges for sales and disposals of individual aircraft and aircraft-related parts.

During the three months ended December 31, 2019, the company recorded charges of $14 million for costs related to the transition of fleet types within a regional carrier contract, $10 million for contract terminations and $2 million in other charges. During the twelve months ended December 31, 2019, in addition to the amounts described above, the company recorded charges of $18 million for the settlement of certain legal matters and $15 million related to contract terminations.

Nonoperating special termination benefits and settlement losses: During the three and twelve months ended December 31, 2020, the company recorded $41 million and $687 million, respectively, of settlement losses related to the company's primary defined benefit pension plan covering certain U.S. non-pilot employees, and special termination benefits offered, under furlough and voluntary separation programs.
Nonoperating unrealized (gains) losses on investments, net: During the three and twelve months ended December 31, 2020, the company recorded gains of $101 million and losses of $170 million, respectively. primarily for changes in the market value of its investment in Azul Linhas Aéreas Brasileiras S.A. ("Azul"). During the twelve months ended December 31, 2020, the company recorded a loss of $24 million for the decrease in fair value of the Avianca Holdings S.A.'s ("AVH") share call options, AVH share appreciation rights, and AVH share-based upside sharing agreement (collectively, the "AVH Derivative Assets") that United obtained as part of the BRW term loan agreement and related agreements with Kingsland Holdings Limited.
During the three and twelve months ended December 31, 2019, the company recorded gains of $63 million and $140 million, respectively, for the change in market value of certain of its equity investments, primarily Azul. Also, during the three and twelve months ended December 31, 2019, the company recorded gains of $18 million and $13 million, respectively, for the change in fair value of the AVH Derivative Assets.

Nonoperating credit loss on BRW term loan and related guarantee: During the twelve months ended December 31, 2020, the company recorded a $697 million expected credit loss allowance for the BRW term loan and related guarantee. AVH is currently in bankruptcy.
Interest expense related to finance leases of Embraer ERJ 145 aircraft
During the third quarter of 2018, United entered into an agreement with the lessor of 54 Embraer ERJ 145 aircraft to purchase those aircraft in 2019. The provisions of the new lease agreement resulted in a change in accounting classification of these new leases from operating leases to finance leases up until the purchase date. As a result of the change, the company recognized a $4 million reduction in interest expense, and $64 million of additional interest expense, respectively, in the three and twelve months ended December 31, 2019.
Effective tax rate
The company's effective tax rates for the three and twelve months ended December 31, 2020 were 20.1% and 19.9%, respectively. The effective tax rates for the three and twelve months ended December 31, 2019 were 24.1% and 23.1%, respectively. The provision for income taxes is based on the estimated annual effective tax rate which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items and the impact of a change in the company's mix of domestic and foreign earnings (losses). The effective tax rates for the three and twelve months ended December 31, 2020 were impacted by $28 million and $185 million, respectively, of valuation allowance related to capital losses.

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